Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, JUNE 22, 2009

Alpha Natural Resources and Foundation Coal Holdings Announce Expiration of HSR Waiting

Period for Proposed Merger

ABINGDON, Va. and LINTHICUM HEIGHTS, Md. – June 22, 2009 – Alpha Natural Resources, Inc. (NYSE: ANR) (“Alpha”) and Foundation Coal Holdings, Inc. (NYSE: FCL) (“Foundation”) announced today that the waiting period applicable to the consummation of the companies’ proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired at 11:59 p.m. EDT on June 19, 2009.

Following receipt of a letter from the Securities and Exchange Commission staff indicating that the staff would not review Foundation’s registration statement on Form S-4 relating to the proposed merger, Alpha and Foundation announced on June 18, 2009 that the companies’ respective special meetings of stockholders to vote on the proposed merger will be held on July 31, 2009, and that the close of business on June 25, 2009 has been set as the record date for determining the holders of common stock that will be entitled to notice of and to vote at the companies’ respective special meetings of stockholders.

If the Alpha and Foundation stockholders approve the proposed merger at their special meetings, then, subject to customary closing conditions, Alpha and Foundation expect to close the merger promptly after the special meetings on July 31, 2009.

About Alpha

Alpha Natural Resources, Inc. is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries. Approximately 88 percent of the company’s reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 50 mines supplying 10 coal preparation and blending plants. Alpha and its subsidiaries employ more than 3,600 people.

About Foundation

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

Forward Looking Statements

Information set forth herein contains forward-looking statements, which involve a number of risks and uncertainties. Alpha and Foundation caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Foundation, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alpha or Foundation stockholders to approve the transaction; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; general economic conditions that are less favorable than expected; changes in, renewal of and acquiring new long term coal supply arrangements; and competition in coal markets. Additional factors that may affect future results are contained in Alpha’s and Foundation’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Alpha and Foundation disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Important Additional Information and Where to Find It

In connection with the proposed merger, on June 5, 2009, Foundation has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus regarding the proposed merger (commission file number 333-159801). After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to Foundation and Alpha stockholders in connection with the proposed merger. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (http://www.sec.gov). Free copies may also be obtained by accessing Foundation’s website (http://www.foundationcoal.com) under “Investors/Financial Information & SEC Filings” or Alpha’s website (http://www.alphanr.com) under “Investor Relations/SEC Filings”, or by directing a request to Foundation at 999 Corporate Boulevard, Suite 300, Linthicum Heights, Maryland 21090, Attn: Investor Relations or to Alpha at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations.

Participants in Solicitation

Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger may be found in the joint proxy statement/prospectus filed by Foundation with the SEC on June 5, 2009. You can find information about Alpha’s and Foundation’s directors and executive officers in their respective definitive proxy statements filed with the SEC on April 3, 2009. You can obtain free copies of these documents from Alpha or Foundation using the contact information above.

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